Exhibit 10.2

$100,000,000

TERM LOAN CREDIT AGREEMENT

among

Abraxas Petroleum corporation

as Borrower,

THE lenders PARTY HERETO from time to time

as Lenders,

ANGELO GORDON ENERGY SERVICER, LLC

as Administrative Agent

Angelo Gordon Energy Servicer, LLC

as Sole Lead Arranger and Sole Bookrunner

November 13, 2019

EXHIBITS:

Exhibit A          -     Form of Assignment and Acceptance

Exhibit B          -     Form of Compliance Certificate

Exhibit C          -     Form of Guaranty

Exhibit D          -     Reserved

Exhibit E          -     Form of Note

Exhibit F          -     Form of Notice of Borrowing

Exhibit G          -     Form of Notice of Conversion or Continuation

Exhibit H          -     Form of Pledge Agreement

Exhibit I          -     Form of Security Agreement

Exhibit J          -     Form of Transfer Letters

Exhibit K          -     Form of Mortgage Compliance Certificate

Exhibit L-1 – L-4     -     Form of U.S. Tax Compliance Certificate

SCHEDULES:

Schedule I -          Addresses and Commitments

Schedule 7.01     -     Subsidiaries

Schedule 7.05     -     Existing Debt

Schedule 7.07     -     Litigation

Schedule 7.11     -     Taxes

Schedule 7.17     -     Gas Imbalances

Schedule 7.20     -      Hedge Contracts

Schedule 7.21     -     Material Agreements

Schedule 7.30 -     Marketing of Production Agreements

Schedule 9.07 -     Affiliate Transactions

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement dated as of November 13, 2019 is among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Borrower”), the lenders party hereto from time to time as Lenders (as defined below), and ANGELO GORDON ENERGY SERVICER, LLC, (in its individual capacity, “AGES”), as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

The Borrower has requested that the Lenders provide a term loan to the Borrower, and the Lenders have indicated their willingness to provide such term loan, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meaning set forth therein and the following terms shall have the following meanings:

“Abraxas Properties” means Abraxas Properties Incorporated, a Texas corporation.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) with respect to Property that is not included in the most recent Engineering Report upon which the Asset Coverage Ratio is being calculated, is the only Lien on such Property other than Permitted Subject Liens and which is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) with respect to Property included in the most recent Engineering Report upon which the Asset Coverage Ratio is being calculated, is the only Lien on such Property other than Permitted Borrowing Base Liens, and which is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Borrowing Base Liens, (d) secures the Obligations, and (e) is perfected and enforceable.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or of stock (or other ownership interests) of a Person.

“Act” is defined in Section 12.17.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the then effective LIBO Rate multiplied by the Statutory Reserve Rate for eurocurrency liabilities.

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate in effect on such day for an Interest Period equal to three months. For the avoidance of doubt, if the Adjusted Reference Rate as determined pursuant to the foregoing would be less than 2.75% per annum, such rate shall be deemed to 2.75% per annum for the purposes of calculating such rate.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AGES” has the meaning set forth in the preamble hereto.

“Agreement” means this Term Loan Credit Agreement, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries, any Lender, the Arranger, or the Administrative Agent, in each case from time to time concerning or relating to bribery or corruption, including the UK Bribery Act and the FCPA.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule I or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved RBL Lender” means (a) a commercial bank or other financial institution which is an Affiliate of a commercial bank that customarily provides reserve-based revolving credit financing to companies operating in the Oil and Gas Business in the ordinary course of its business or (b) a Lender or an Affiliate of such Lender.

“Arranger” means AGES, in its capacity as the sole lead arranger and sole bookrunner hereunder.

“Asset Coverage Ratio” has the meaning set forth in Section 9.19.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.08), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the preamble hereof.

“Borrowing” means the Loans made on the Closing Date.

“Borrowing Base” means the maximum amount in Dollars determined or re-determined by the Revolving Lenders as the aggregate lending value under the Revolving Credit Loan Documents and this Agreement to be ascribed to the Oil and Gas Properties of the Loan Parties against which the Revolving Lenders are prepared to provide loans or other Debt to the Loan Parties under the Revolving Credit Loan Documents, using customary practices and standards for Approved RBL Lenders in determining borrowing base loans and which are generally applied at such time by the Approved RBL Lenders under the Revolving Credit Loan Documents to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be provided for by the Revolving Credit Loan Documents, and which is based upon, inter alia, the review by such lenders of the Engineering Reports, royalty interests and assets and liabilities of the Guarantors.

“Business Day” means a day of the year on which banks are not required or authorized to close in Houston, Texas and New York, New York, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on by banks in the London interbank market.

“Business Loan Agreement” means the Business Loan Agreement dated November 13, 2008 by and among Borrower, Abraxas Properties, and PlainsCapital Bank, as amended by the Consent and Amendment dated as of October 5, 2009 by and among Borrower, Abraxas Properties, and PlainsCapital Bank, as may be amended, restated, modified, refinanced, extended or otherwise changed; provided that the principal amount thereof shall not exceed the original principal amount plus an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 270 days from the date of any acquisition thereof, (b) commercial paper issued by (A) any Revolving Lender (or any Affiliate of any Revolving Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either S&P or Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders, (c) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 270 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Revolving Lender (or any Affiliate of any Revolving Lender), or (B) any other bank or trust company so long as either (x) such certificate of deposit is not pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, and (y) the amount thereof is less than or equal to $100,000, or any other bank or trust company, if at the time of deposit or purchase, such bank debt securities are rated A or A2 or better by either S&P or Moody’s, and (d) deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a)      the occurrence of any transaction, the result of which is that the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary;

(b)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the Equity Interest of the Borrower; or

(c)      during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the satisfaction or waiver of the conditions set forth in Article VI.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 12.08(c). The initial amount of the aggregate Commitments is $100,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, as of the end of any calendar month, (a) the aggregate amount of cash on hand and Cash Equivalents at such time that, in each case, are contained in deposit accounts or securities accounts that are subject to account control agreements in favor of the Revolving Agent or the Administrative Agent, but excluding cash on hand and Cash Equivalents in Excluded Accounts less (b) the sum of (i) any restricted cash or Cash Equivalents to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower and their Subsidiaries to third parties and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within thirty (30) days) in order to pay, (ii) other amounts for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Borrower or such Subsidiary, (iii) while and to the extent refundable, any cash or Cash Equivalents of the Borrower and their Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (iv) any Net Cash Proceeds from the issuance of Equity Interests of the Borrower or the Net Cash Proceeds of any Disposition, and (v) cash or Cash Equivalents pledged to secure letters of credit, surety bonds and similar instruments to the extent such obligations and Liens are permitted by this Agreement.

“Consolidated Cash Balance Threshold” means $10,000,000.

“Consolidated EBITDAX” means, without duplication, for the Borrower and its consolidated Subsidiaries for any period (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, oil and gas exploration expenses, income and franchise or “margin” taxes (determined in accordance with GAAP), depreciation, amortization, depletion, and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of Accounting Standards Codification 815 and any non-cash expenses incurred pursuant to Accounting Standards Codification 718) for such period plus (c) all realized net cash proceeds arising from the periodic settlement of any Hedge Contract (including any Hydrocarbon Hedge Agreement) in accordance with its terms plus (d) all expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, plus (e) expenses incurred in connection with any Permitted Acquisition in an aggregate amount not to exceed $2,000,000 in any 12-month period, plus (f) other extraordinary expenses not incurred in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any 12-month period plus (g) extraordinary losses minus (h) all positive non-cash items of income which were included in determining such Net Income (including non-cash income resulting from the requirements of Accounting Standards Codification 815).

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated statement of financial position of the Borrower and its Subsidiaries at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls,” “Controlled by,” “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control, which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of a Loan of one Type into Loan of another Type pursuant to Section 2.04(b).

“Covered Entity” means any of the following:

(a)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 12.20.

“Debt,” for any Person, means without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds (other than performance, completion, surety or similar bonds), debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases required to be accounted for as a liability on such Person’s balance sheet; (e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (f) obligations of such Person under any Hedge Contract after giving effect to any netting arrangements between the parties thereto; (g) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other mandatorily redeemable preferred Equity Interest of such Person which has a redemption date prior to May 30, 2023; (h) any obligations of such Person owing in connection with any volumetric or production payments; (i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; (j) indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person; (k) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (l) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP). The amount of any obligation under any Hedge Contract on any date shall be deemed to be the Hedge Termination Value as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disposition” means a sale, lease, transfer, assignment, Farmout, conveyance, release, surrender, or other disposition of Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), or of a Subsidiary owning Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest); the receipt of the proceeds of any insurance policy to the extent such insurance policy is related to this Agreement, or the receipt of any monetary inflows not in the ordinary course of business, in any transaction or series of transactions; provided that any disposition of assets in a single transaction or series of related transactions with a fair market value of less than $100,000 shall not be a “Disposition”. The issuance of any Equity Interest of the Borrower shall not be deemed to be a Disposition for purposes of this Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Drilled Uncompleted” means any well bore for which the drilling process has ended, but its first completion process has not been concluded, or is not expected to be concluded, within six (6) months from the date the drilling began; provided that such well bore has been completed so it is ready to produce Hydrocarbons within eighteen (18) months from the date the drilling began.

“DUC PV-9” means the PV-9 of all proved reserves classified as Drilled Uncompleted.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000 and approved by the Administrative Agent in its sole discretion, (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $100,000,000; provided that such bank is acting through a branch or agency located in the United States and such bank is approved by the Administrative Agent in its sole discretion, (f) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans or securities in the ordinary course of its business and having (together with its Affiliates) total assets in excess of  $100,000,000 and approved by the Administrative Agent in its reasonable discretion, and (g) any other Person (other than a natural person) approved by (i) the Administrative Agent in its reasonable discretion and (ii) unless a Default has occurred and is continuing at the time any assignment is effected pursuant to this Agreement, the Borrower; provided that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, and (ii) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of any Loan Party.

“Engagement Parties” means the Administrative Agent and the Arranger.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report and includes the Initial Engineering Report where applicable.

“Environment” or “Environmental” has the meaning set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the OSHA or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical and infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical and infectious, or toxic substances, materials or wastes.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or the Borrowing, refers to such Loan, or the Loans comprising the Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) accounts held at PlainsCapital Bank (or successor bank) holding certificates of deposit supporting letters of credit in an aggregate amount not to exceed at any time the undrawn face amount of such letters of credit, and provided (x) such letters of credit are permitted under Section 9.02(g) and (y) a Lien on such accounts or the amounts held therein is permitted under Section 9.01(k) and (b) one or more petty cash operating accounts held at PlainsCapital Bank (or successor bank) in an aggregate amount not to exceed $50,000 at any time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 5.02(d) and 5.02(g) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Mortgage” means that certain Deed of Trust, Security Agreement and Financing Statement dated as of November 13, 2008 by Borrower in favor of Les Eubank, as Trustee for the benefit of PlainsCapital Bank, securing the obligations under the Business Loan Agreement with Liens on Borrower’s headquarters located at 18803 Meisner Drive, San Antonio, TX 78258, as amended, restated, extended, and otherwise modified; provided that no such amendment, restatement, extension, or other modification shall expand the collateral subject to the Existing Mortgage.

“Farmout” means an arrangement pursuant to agreement whereby the owner(s) of one or more oil, gas and/or mineral lease or other oil and natural gas working interest with respect to a property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling, or participating in the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activity or participating in the cost of such activity, to attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property, or participating in the costs of such production.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter dated November 13, 2019 among the Borrower and AGES.

“Financial Statements” means (a) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2017 and December 31, 2018 and the related audited consolidated and consolidating statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the fiscal years then ended and the notes thereto, and (b) the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries dated June 30, 2019, and the related unaudited consolidated and consolidating statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the six month period then ended and the notes thereto, and including the certification of a Responsible Officer of the Borrower, all prepared in accordance with GAAP (except for the absence of footnotes and adjustments typically made at year-end), in each case, the copies of which have been delivered to the Administrative Agent and the Lenders.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Gas Imbalance” means (a) a sale or utilization by Borrower or other Loan Parties of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or other Loan Parties of a larger or smaller volume of natural gas under the terms of the applicable Transportation Agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or another Loan Party that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or such other Loan Party, as applicable.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each direct or indirect wholly-owned subsidiary of the Borrower that guarantees the Revolving Debt.

“Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor.

“Hazardous Substances” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Headquarters” means (a) the premises described as: LOTS 3 AND 4, BLOCK 7, NEW CITY BLOCK 17606, CREEKSIDE@CONCORD PARK (PLANNED UNIT DEVELOPMENT), IN THE CITY OF SAN ANTONIO, BEXAR COUNTY, TEXAS, ACCORDING TO PLAT THEREOF RECORDED IN VOLUME 9562, PAGE(S) 156-157, DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS, together with all of the easements, rights of way, privileges, liberties, hereditaments, strips and gores, streets, alleys, passages, ways, waters, watercourses, rights and appurtenances thereunto belonging or appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Abraxas Properties therein and in the streets and ways adjacent thereto, either in law or in equity (collectively, the “Land”); (b) the structures or buildings, and all additions and improvements thereto, now or hereafter erected upon the Land, including all building materials and Fixtures (hereinafter defined) now or hereafter forming a part of said structures or buildings, or delivered to the Land and intended to be installed in such structures or buildings (collectively, the “Improvements”); and (c) all fixtures owned by Abraxas Properties now or hereafter located on and used in connection with the Land or the Improvements, (collectively, the “Fixtures”).

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps or options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination” means any termination (other than a termination that occurs on the date scheduled for such termination and not as a result of an event of default or other early termination event), cancellation, novation or disposition of any Hedge Contract.

“Hedge Termination Value” means, in respect of any Hedge Contract, after taking into account the effect of any netting agreement relating to any such Hedge Contract (a) for any date on or after the date such Hedge Contract has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referred to in clause (a), the amount determined as the mark-to-market value of such Hedge Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contract.

“Hedging Report” means the report described in Section 8.06(e).

“Hydrocarbon Hedge Agreement” means, as to any Person, a Hedge Contract between such Person and any financial institution or other counterparty which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“IBA” has the meaning set forth in Section 1.04.

“Improved Property” means real property on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of Flood Insurance Regulations) owned by a Loan Party is located.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) above, Other Taxes.

“Indemnified Parties” has the meaning set forth in Section 11.13.

“Indemnitee” has the meaning set forth in Section 12.05.

“Independent Engineer” means DeGolyer and MacNaughton or any other third party engineering firm acceptable to the Administrative Agent in its sole discretion.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the PV-9 of the Proven Reserves, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Information” has the meaning set forth in Section 12.09.

“Initial Engineering Report” means (a) the reserve report prepared by LaRoche Petroleum Consultants, Ltd., dated February 28, 2019 with an as of date of December 31, 2018 and (b) the reserve report prepared internally by the Borrower dated July 24, 2019 with an as of date of July 1, 2019, subject to Section 6.01(a)(xviii).

“Intercompany Debt” means Debt incurred by one or more Loan Parties and owing to any other Loan Party or Loan Parties which is unsecured and subordinated in right of payment to the indefeasible Payment in Full in cash of all outstanding Loans and all other Obligations payable under this Agreement and under any other Loan Document in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent and is not held, assigned, transferred, negotiated, or pledged to any Person other than a Secured Party (as defined in the Intercreditor Agreement, or if the Intercreditor Agreement has been terminated, the Security Agreement).

“Intercreditor Agreement” means that certain intercreditor agreement of even date herewith among the Borrower, the Guarantors, the Revolving Agent, as senior representative, the Administrative Agent, as second priority representative, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases and realized gains and losses under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means, as to any Person, a Hedge Contract between such Person and one or more financial institutions providing for the exchange of nominal interest obligations between such Person and such financial institution or the cap of the interest rate on any Debt of such Person.

“Interest Period” means, for each Eurodollar Loan comprising part of the same Borrowing, the period commencing initially on the date of such Eurodollar Loan Borrowing and ending on the last Business Day of the current calendar quarter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the three-month period. The duration of each such Interest Period shall be three months; provided, however, that:

(a)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(b)     any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c)     no Interest Period shall extend past the applicable Maturity Date.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and the Required Lenders, prepared by the Borrower and certified by a Responsible Officer of the Borrower, with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the PV-9 of the Proven Reserves, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, wellbore assignments or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.

“Lender” means each lender listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 12.08.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided further that if the LIBO Screen Rate as so determined would be less than 1.75% per annum, such rate shall be deemed to 1.75% per annum for the purposes of calculating such rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on the applicable Bloomberg screen that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 270 days from the date of any acquisition thereof;

(b)     (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 270 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as either (x) such certificate of deposit is not pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, and (y) the amount thereof is less than or equal to $100,000, or any other bank or trust company, if at the time of deposit or purchase, such bank debt securities are rated A or A2 or better by either S&P or Moody’s, and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either S&P or Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;

(c)     deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)     repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either S&P or Moody’s; and

(e)     such other instruments (within the meaning of Article 9 of the Uniform Commercial Code in effect in New York) or investment property as the Borrower may request and the Administrative Agent may approve in writing.

“Liquidity” means, with respect to the Borrower and the Guarantors at any time, an amount (if positive) equal to the sum of (i) the Borrower and the Guarantors’ cash on hand and Cash Equivalents at such time that, in each case, are contained in deposit accounts or securities accounts that are subject to account control agreements in favor of the Administrative Agent that create and perfect an Acceptable Security Interest in such accounts (or of which Administrative Agent has otherwise obtained “control” within the meaning of § 9-104 of the Uniform Commercial Code in effect in New York) and (ii) the excess, if any, of the Borrowing Base then in effect over the sum of (a) the aggregate principal amount of all advances outstanding under the Revolving Credit Agreement at such time and (b) the aggregate letter of credit exposure under the Revolving Credit Agreement at such time.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Instruments, the Intercreditor Agreement, the Fee Letter and each other agreement, instrument, fee letter or document executed by the Borrower, any Guarantor, or any of the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.

“Loan Party” means the Borrower or any Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Lost Interest” has the meaning set forth in Section 3.02(f).

“Make Whole Amount” means, calculated as of any date occurring during the period commencing on the Closing Date and ending on the 1st anniversary of the Closing Date, the sum of the interest payments (calculated on the basis of the interest rate as at the date of the relevant prepayment without discount) that would have accrued and been paid from such date to the 1st anniversary of the Closing Date in accordance with Section 3.02 on the principal amount of (a) all Loans optionally prepaid under Section 3.05, (b) all Loans mandatorily prepaid under Section 3.05, and (c) all Loans accelerated or that otherwise become due upon the occurrence of a Make Whole Event, in each case, as determined by the Administrative Agent.

“Make Whole Event” has the meaning set forth in Section 10.02(b).

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties), condition (financial or otherwise), results of operations or prospects of the Borrower, individually, or the Loan Parties, taken as a whole, or (b) a material adverse effect on the Borrower’s, individually, or the Loan Parties’, taken as a whole, ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.

“Material Contracts” means all agreements, amendments or other documents or instruments of the Borrower or any of its Subsidiaries required to be filed as exhibits to any annual, quarterly or periodic reports or registration statements required to be filed pursuant to the rules and regulations of the SEC.

“Maturity Date” means November 13, 2022, but on the immediately succeeding Business Day if November 13, 2022 is not a Business Day.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means the mortgage or deed of trust executed by any one or more of the Loan Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties in such form as may be requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and as may be amended, amended and restated, or otherwise modified from time to time.

“Mortgage Compliance Certificate” has the meaning set forth in Section 8.06(g)(iii).

“Mortgaged Properties” means the Oil and Gas Properties of the Loan Parties that are subject to the Mortgages.

“Mortgaged Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Mortgaged Properties as set forth in the applicable Engineering Report, discounted at the stated per annum rate utilized in such report; provided, however, that the Mortgaged Property Value shall not include any Oil and Gas Properties acquired by any Loan Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records.

“Multiemployer Plan” means a multiemployer plan, as defined in as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)     in the case of any Disposition or Hedge Termination, the amount equal to the gross cash proceeds received by the Borrower or any Subsidiary from such Disposition or Hedge Termination less each of the following (without duplication): (i) the amount utilized to repay the Revolving Debt (and reduce the Borrowing Base with respect thereto; provided that such reduction does not prevent subsequent increases in the Borrowing Base in accordance with the Revolving Credit Agreement and the Intercreditor Agreement and this Agreement), (ii) the amount deposited as cash collateral for the letter of credit exposure under the Revolving Credit Agreement to the extent required under the Revolving Credit Agreement as the result of such Disposition or Hedge Termination, (iii) amounts required to be paid in connection with any Hedge Termination related to Debt repaid with such proceeds or Hedging Agreements in notional volumes corresponding to the Oil and Gas Properties subject to such Disposition and (iv) commissions, legal, accounting and other professional fees and expenses, Taxes paid (or reasonably estimated to be payable) during the year that such Disposition occurred or the next succeeding year in connection with such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), and other usual and customary transaction costs, including, without limitation, indemnification and other post-closing obligations and reserves related to any such Disposition or termination, in each case only to the extent paid or payable by a Loan Party in cash, supported by documentation delivered to and deemed satisfactory by the Administrative Agent, and related to such Disposition or Hedge Termination, respectively; and

(b)     in connection with any issuance of any Equity Interests, the gross cash proceeds received from such issuance minus attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith only to the extent supported by documentation that has been delivered to and deemed satisfactory by the Administrative Agent.

“Net Income” means, with respect to the Borrower and its consolidated Subsidiaries for any period, the net income for such period after Taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write up or write down of assets (including ceiling test write-downs) and (b) the cumulative effect of any change in GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.01 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note of the Borrower payable to any Lender in an amount not to exceed the Commitment of such Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from a Loan owing to such Lender.

“Notice of Borrowing” means the notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means all principal, interest, Make Whole Amount, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent or the Lenders under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, Farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“OSHA” means the Occupational Safety and Health Act 29 U.S.C. § 651 et seq. and its implementing regulations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 12.08(d).

“Participant Register” has the meaning set forth in Section 12.08(d).

“Payment in Full” means (a) the irrevocable and indefeasible payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and Make Whole Amount, if any, on all Loans outstanding under this Agreement and (b) the payment in full in cash or posting of cash collateral in respect of all other obligations or amounts that are outstanding under this Agreement (other than indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP PV-9” means, as of any date, the PV-9 of all PDP Reserves.

“PDP Reserves” means the Proven Reserves which are categorized as both “developed” and “producing” under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.

“Permitted Acquisition” means an Acquisition with an aggregate purchase price (other than any portion of the purchase price paid with Equity Interests of the Borrower) less than or equal to $5,000,000, subject to the following conditions: (a) such Acquisition must be in or related to the Oil and Gas Business and in the same geographic area as the current operations of the Borrower or any Subsidiary, (b) before and immediately after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing, (c) before and immediately after giving effect to such Acquisition, the Borrower and the Guarantors shall be in pro forma compliance with the financial covenants in Section 9.18, Section 9.19 and Section 9.20, (d) (i) in the case of an Acquisition of Equity Interests, the Acquisition shall be structured so that the acquired Person becomes a Subsidiary of Borrower and a Guarantor and (ii) in the case of an Acquisition of assets, such Acquisition shall be structured so that a Loan Party acquires such assets, and (e) in the case of an Acquisition of Equity Interests, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition. In the event the cash portion of the purchase price for any such Acquisition exceeds $2,500,000, such Acquisition will also be subject to the prior written consent of the Required Lenders.

“Permitted Borrowing Base Liens” means the Liens permitted under paragraphs (a), (c), (d), (e), (f), (h), (i) and (s) of Section 9.01.

“Permitted Liens” has the meaning set forth in Section 9.01.

“Permitted Subject Liens” means the Liens permitted under paragraphs (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p) and (s) of Section 9.01.

“Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, company, joint venture or other entity, Governmental Authority or other entity.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Subsidiaries or any of the Guarantors, if applicable, covering 100% of the Equity Interests owned in each direct or indirect Subsidiary of Borrower.

“Production Report” means the report described in Section 8.06(d).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, with respect to any Lender, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders, or if all such Commitments have been terminated, the ratio (expressed as a percentage) of the Loan owing to such Lender to the aggregate Loans owing to all such Lenders.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-9” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Engineering Report delivered to the Administrative Agent, the net present value, discounted at nine percent (9%) per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves; provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining PV-9 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted for local basis differentials or premiums and transportation costs and to reflect the Loan Parties’ Hedge Contracts then in effect, in each case as determined in the Administrative Agent’s reasonable discretion and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent. The amount of PV-9 at any time shall be calculated on a pro forma basis as of the date of any calculation thereof for (i) production and depletion during the period from the “as of” date of the Engineering Report through the date of determination and (ii) dispositions and acquisitions of Oil and Gas Properties with fair market value or consideration in excess of five percent (5%) of the then effective Borrowing Base consummated by the Loan Parties since the date of the Engineering Report most recently delivered hereto; provided that, (A) in the case of any such acquisition, the Administrative Agent shall have received an Engineering Report evaluating the Proven Reserves attributable to the Oil and Gas Properties subject thereto and (B) that at the Borrower’s sole discretion, the amount of PV-9 at any time may be calculated on a pro forma basis as of the date of any calculation thereof for acquisition or dispositions with aggregate fair market value or consideration, as applicable, of less than five percent (5%) of the then effective Borrowing Base if, in the case of any such acquisition, the Administrative Agent shall have received an Engineering Report evaluating the Proven Reserves attributable to the Oil and Gas Properties subject thereto. As used herein, “Strip Price” means as of any date of determination, the forward month prices as of the last Business Day of the fiscal year or fiscal quarter of the parent immediately preceding such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fourth year, as such prices are quoted on the NYMEX (or its successor) as of the date of determination, without future escalation; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 12.20.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Register” has the meaning set forth in of Section 12.08(c).

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Remedial Work” means to prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations with respect to any Release.

”Removal Effective Date” has the meaning set forth in Section 11.06(b).

“Reportable Event” means a “reportable event” described in Section 4043 of ERISA and the regulations issued thereunder.

“Required Hedges” means Hedge Contracts entered into by the Borrower at prices and structure reasonably acceptable to the Administrative Agent on notional volumes equal to not less than (a) 87.5% of its reasonably anticipated production from the PDP Reserves attributable to any Oil and Gas Properties of the Loan Parties through November 2022 as reflected in the Initial Engineering Report, and (b) 62.5% of its reasonably anticipated production from the PDP Reserves attributable to any Oil and Gas Properties of the Loan Parties for each rolling 24 month period thereafter, as reflected in the most recently delivered Engineering Report.

“Required Lenders” means, at any time, Lenders having greater than sixty six and two-thirds (66 2/3%) of the aggregate unpaid principal amount of the Loans then outstanding.

“Resignation Effective Date” has the meaning set forth in Section 11.06(a).

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) with respect to any Equity Interests, including any payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided, that, the term “Restricted Payment” shall not include any dividend or distribution or other payment payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests or to exchange such warrants, options or other rights for such Equity Interests.

“Returns” has the meaning set forth in Section 7.11(c).

“Revolving Agent” means Société Générale, in its capacity as the Administrative Agent under the Revolving Credit Agreement or any replacement thereunder.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as June 11, 2014, by and among the Borrower, the lenders party thereto from time to time and Société Générale, as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement).

“Revolving Credit Loan Documents” has the meaning assigned to the term “Loan Documents” under the Revolving Credit Agreement.

“Revolving Debt” has the meaning assigned to the term “Obligations” under the Revolving Credit Agreement.

“Revolving Lender” has the meaning assigned to the term “Lender” under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means a country or territory, or a country or territory whose government is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or subject to any other sanctions program of the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any agency or subdivision thereof.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to sanctions program administered by the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any other agency or subdivision thereof.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including, without limitation, those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the Norwegian State, the European Union, the Member States of the European Union, any other applicable Governmental Authority or any agency or subdivision of any of the forgoing, and shall include any regulations, rules, and executive orders issued in connection therewith.

“Sandia” means Sandia Operating Corp., a Texas corporation.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any of its Subsidiaries, or any of the Guarantors.

“Security Instruments” means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreements, or the Mortgages, (f) control agreements in connection with its deposit accounts, commodities accounts or securities accounts, as applicable, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Senior Lien Capped Obligations” has the meaning set forth in Section 9.02(o).

“Senior Liens” means the Liens securing the Revolving Debt to the extent permitted by the Intercreditor Agreement.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning set forth in Section 12.20.

“Swap Counterparty” means any Person party to a Hedge Contract with a Loan Party if either (i) at the time such Hedge Contract was entered into, such Person was a Revolving Lender or Affiliate of a Revolving Lender under the Revolving Credit Agreement or at any time after such Hedge Contract was entered into, such Person was a Revolving Lender or Affiliate of a Revolving Lender under the Revolving Credit Agreement or (ii) such Hedge Contract was in effect on the Closing Date and such Person or its Affiliate was a Revolving Lender under the Revolving Credit Agreement on the Closing Date.

“Tax Group” has the meaning set forth in Section 7.11(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date which is the earliest of (a) the Maturity Date, (b) six (6) months after the stated maturity date of the Revolving Credit Agreement (as may be extended from time to time) or (c) six (6) months after the termination date of the Revolving Credit Agreement.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Debt” means, as of any date of determination, the outstanding principal amount of the Debt of the Borrower and its Subsidiaries on a consolidated basis, excluding (a) Debt under the Business Loan Agreement that is permitted under Section 9.02, (b) obligations in respect of surety bonds, (c) the net obligations of the Borrower and its Subsidiaries under Hedge Contracts, in each case to the extent included in Debt, and (d) Debt permitted under Section 9.02(l).

“Total Debt to Consolidated EBITDAX Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDAX for the period of the four fiscal quarters most recently ended.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.

“Type” has the meaning set forth in Section 1.06.

“UK Bribery Act” means the United Kingdom Bribery Act 2010, as amended.

“U.S. Borrower” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 12.20.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.02(g).

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02     Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03     Accounting Terms; Changes in GAAP.

(a)     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.04     Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03, such Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.05     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, Property, right, obligation or liability of any Person becomes the asset, Property, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06     Types of Loans. Loans are distinguished by “Type.” The “Type” of a Loan refers to the determination whether such Loan is a Eurodollar Loan or Reference Rate Loan.

Section 1.07     Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE CREDITS

Section 2.01     Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount of the Commitment of such Lender; provided that the Loans shall be issued with an original issue discount of 3.50% of par. The Loans are not revolving and amounts prepaid on account of the Loans may not be reborrowed. Each Lender's Commitment shall terminate at 4:00 PM (New York City time) on the Closing Date and shall not thereafter be available.

Section 2.02     Several Obligations and Notes.

(a)     The Borrowing; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitment. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)     Eurodollar Loans. At the option of the Borrower and subject to the terms and conditions of this Agreement, Loans may be Eurodollar Loans or Reference Rate Loans; provided that the Borrowing shall not comprise more than one (1) Eurodollar Loan. Each Lender at its option may make a Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     Notes. If requested by a Lender, each Loan made by such Lender shall be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Acceptance, as of the effective date of the Assignment and Acceptance, payable to such Lender in a principal amount equal to its outstanding Loans as in effect on such date, and otherwise duly completed. The date, amount, and interest rate of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note. Upon request of the Borrower, promptly following Payment in Full, each Lender shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

Section 2.03     Request for the Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing or other electronic communication acceptable to the Administrative Agent, not later than 12:00 noon, New York City time, the Business Day immediately prior to the Closing Date. The Notice of Borrowing shall be irrevocable and shall be in substantially the form of Exhibit F and signed by a Responsible Officer of the Borrower. The Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(i)     the aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be the Closing Date; and

(iii)     the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of the Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04     Funding of the Borrowing.

(a)     Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder as a Eurodollar Loan on the Closing Date by wire transfer of immediately available funds by 2:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make all such requested Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Notice of Borrowing. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or shall obtain the funds for its Loan in any particular place or manner.

(b)     Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.04(b) by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon, New York City time (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Loans and (ii) on the Business Day prior to the date of the proposed Conversion, in the case of a Conversion to a Borrowing comprised of Reference Rate Loans. Each such Notice of Conversion or Continuation shall be in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender notice thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Loans, notify each Lender of the applicable interest rate. If the Borrower does not give the Notice of Conversion or Continuation as contemplated by this Section 2.04(b), the Borrowing will continue with an Interest Period of three (3) months.

(c)     Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received written notice from a Lender prior to the Closing Date that such Lender shall not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Reference Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01     Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02     Interest.

(a)     Eurodollar Loans. The Eurodollar Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 9.00% provided that if, for any fiscal quarter occurring after December 31, 2020, the Borrower delivers financial statements in accordance with Section 8.06(a) or Section 8.06(b) to the Administrative Agent reflecting that its Total Debt to Consolidated EBITDAX Ratio of the Borrower as of the fiscal quarter just ended is less than 2.00 to 1.00, then for each fiscal quarter thereafter where such ratio is less than 2.00 to 1.00, the Eurodollar Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 8.50%, but in no event to exceed the Maximum Rate.

(b)     Reference Rate Loans. If such Loan is a Reference Rate Loan, a rate per annum equal at all times to the Adjusted Reference Rate plus 8.00%, but in no event to exceed the Maximum Rate provided that if, for any fiscal quarter occurring after December 31, 2020, the Borrower delivers financial statements in accordance with Section 8.06(a) or Section 8.06(b) to the Administrative Agent reflecting that its Total Debt to Consolidated EBITDAX Ratio of the Borrower as of the fiscal quarter just ended is less than 2.00 to 1.00, then for each fiscal quarter thereafter where such ratio is less than 2.00 to 1.00, the Reference Rate Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 7.50%, but in no event to exceed the Maximum Rate.

(c)     Post-Default Rate. Notwithstanding the foregoing, immediately upon the occurrence and during the continuance of a Default or an Event of Default, all outstanding amounts hereunder and under any other Loan Document shall bear interest, after as well as before judgment, at the rate then applicable to such amount payable plus an additional three percent (3.0%), but in no event to exceed the Maximum Rate.

(d)     Interest Payment Dates. Accrued interest on each (i) Eurodollar Loan shall be payable at the end of each Interest Period and on the Termination Date, and (ii) Reference Rate Loan shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December and on the Termination Date; provided that (x) interest accrued pursuant to Section 3.02(c) shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)     Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days unless such computation would exceed the Maximum Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

(f)     Usury Recapture.

(i)     If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii)     If, when the loans and reimbursement obligations made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans and other credit extensions made hereunder by such Lender the interest rates charged under Section 3.02 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

Section 3.03     Circumstances Affecting LIBO Rate Availability.

(a)     If prior to the commencement of any Interest Period for a Eurodollar Loan:

(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Notice of Conversion or Continuation from the Borrower that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Type of Loan shall be permitted.

(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.03(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), any Notice of Conversion or Continuation from the Borrower that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.04     Laws Affecting LIBO Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Applicable Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Applicable Lending Offices) to honor its obligations hereunder to make or maintain any Loan which bears interest at or by reference to the LIBO Rate, such Lender shall forthwith give notice thereof to the Borrower and to the Administrative Agent. Thereafter, (i) the obligations of the applicable Lenders to make Loans which bear interest at or by reference to the LIBO Rate and the right of the Borrower to convert Borrowing into or refund a Borrowing as a Borrowing which bears interest at or by reference to the LIBO Rate shall be suspended and thereafter only the Reference Rate shall be available, and (ii) if any of the Lenders may not lawfully continue to maintain a Borrowing which bears interest at or by reference to the LIBO Rate, the applicable Borrowing shall immediately be converted to a Borrowing which bears interest at or by reference to the Reference Rate. For purposes of this Section 3.04, a Change in Law or any change in rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

Section 3.05     Prepayments.

(a)     Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior written notice in accordance with Section 3.05(b).

(b)     Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder, not later than 12:00 noon, New York City time, (i) in the case of Eurodollar Loan, at least three Business Days (or such shorter period as the Administrative Agent may agree) or (ii) in the case of Reference Rate Loan, at least one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Loans shall be applied to the Eurodollar Loans and (B) any prepayments shall be made in minimum amounts of $2,500,000 and in integral multiples of $1,000,000 in excess thereof.

(c)     Mandatory Prepayments.

(i)     Upon Dispositions of Assets and Hedge Terminations. If the Borrower or any Subsidiary (1) makes a Disposition of Oil and Gas Properties or the Equity Interests in any Subsidiary owning Oil and Gas Properties, or (2) makes a Hedge Termination and the fair market value of all such Dispositions and the Hedge Termination Value of such Hedge Terminations since the last date on which the Borrower has made prepayment under this Section 3.05(c) exceeds $500,000 then, subject to the reinvestment rights set forth in this Section 3.05(c), the Borrower shall prepay, subject to the last sentence of this Section 3.05(c)(i), the Loans as contemplated by this Section 3.05(c) together with interest and Make Whole Amount, if any, on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds of all such Dispositions (in the case of Dispositions, after giving effect to any Restricted Payment permitted by the proviso in Section 9.05 using the Net Cash Proceeds of such Disposition) and Hedge Terminations. Such prepayment shall be due on the next Business Day following the receipt of such Net Cash Proceeds unless (x) prior to such date, the Borrower has given the Administrative Agent and the Lenders written notice that it intends to utilize the Net Cash Proceeds in an amount not to exceed $10,000,000 to expend such proceeds on drilling and completion operations on existing Oil and Gas Properties or to purchase additional domestic onshore Oil and Gas Properties similar in having at least the same PV-9 of Proven Reserves as the Oil and Gas Properties Disposed and being in the same geographic area as the current operations of the Borrower or any Subsidiary and (y) thereafter, within one hundred eighty (180) days after the closing of such Disposition or Hedge Terminations (or two hundred twenty-five (225) days after the closing of such Disposition or Hedge Termination if the Borrower or a Subsidiary has entered into a definitive purchase agreement within one hundred eighty (180) days after the closing of such Disposition or Hedge Termination), the Borrower has so utilized such funds. Net Cash Proceeds in excess of $10,000,000 must be used to make an immediate prepayment as contemplated by this Section 3.05(c). To the extent on such 180th (or 225th) day, any Net Cash Proceeds remain which have not been so utilized, the Borrower shall make a prepayment of the Loans in an amount equal to the amount of such remaining Net Cash Proceeds. Pending the final application of any Net Cash Proceeds, the Borrower may apply such Net Cash Proceeds to temporarily reduce obligations under the Revolving Credit Agreement or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(ii)     Upon Issuance of Equity. If the Borrower or any Subsidiary issues any additional Equity Interests (other than Equity Interests that constitute Debt), the Borrower shall prepay the Loans as contemplated by this Section 3.05(c) together with interest and Make Whole Amount, if any, on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds of all such issuances. Such prepayment shall be due on the next Business Day following the receipt of such Net Cash Proceeds.

(iii)     Upon Excess Consolidated Cash Balances. If the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold as of the end of any calendar month, then the Borrower shall, within five (5) Business Days following the last day of such calendar month, subject to the satisfaction of the requirements set forth in the Revolving Credit Agreement in respect of such prepayment prior thereto (including, without limitation, prepayment of the Revolving Debt, cash-collateralization of the letter of credit exposure under the Revolving Credit Agreement, and redetermination or reduction of the Borrowing Base thereunder, in each case to the extent required thereunder), and so long as no default or event of default under the Revolving Credit Agreement would result from such prepayment, prepay Loans in an amount equal to the lesser of (A) the outstanding principal balance of the Loans or (B) such remaining excess.

(d)     Make Whole Amount. All (i) optional prepayments of Loans permitted under this Section 3.05 and (ii) mandatory prepayments of Loans required under this Section 3.05, in each case to the extent made, or required to be made, prior to the 1st anniversary of the Closing Date, shall be accompanied by an amount equal to the Make Whole Amount then due in respect of the aggregate principal amount of the Loans being prepaid.

(e)     Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.05 shall be accompanied by accrued interest to the extent required by Section 3.02.

Section 3.06     Fees. The Borrower agrees to pay the fees in the amounts and at the times set forth in the Fee Letter.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. All payments hereunder to be made to the Administrative Agent shall be made at its principal offices in New York City, New York. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.02 or as otherwise directed by the Administrative Agent, except that payments pursuant to Section 5.01, Section 5.02 and Section 12.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)     Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)     Sharing of Payments by Lenders. If, other than as provided elsewhere herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02     Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower shall not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03     Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid. After acceleration or maturity of the Loans, all principal shall be paid ratably as provided in Section 10.06.

Section 4.04     Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they shall neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders shall instead permit such proceeds to be paid to the Borrower or another Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Party.

ARTICLE V
increased costs; taxes

Section 5.01     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered.

(b)     Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)     Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Loan of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 noon, New York City time (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Loan made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Loan made by such Lender then outstanding, together with accrued interest on the principal amount prepaid (or deemed prepaid) to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 5.05 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Loan to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Loan prepaid (or deemed prepaid) to such Lender.

(d)     Certificates for Reimbursement. A certificate of a Lender setting forth the reason or reasons and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)     Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's right to demand such compensation.

Section 5.02     Taxes.

(a)     Defined Terms. For purposes of this Section 5.02, Section 5.03 and Section 5.04, the term “applicable law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.02), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.08(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.02(e).

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.02, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI (or any successor form);

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.02 (including by the payment of additional amounts pursuant to this Section 5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.02(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.02(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.02(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.02(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party's obligations under this Section 5.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 5.03     Designation of Different Lending Office. If any Lender (a) requests compensation under Section 5.01 or (b) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.04     Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.03, or (c) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.08, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, the Make Whole Amount, if any, and all other amounts payable to it hereunder, and under the other Loan Documents (including any amounts under Sections 3.01, 3.05 and 5.05), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.02, such assignment shall result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 then, in any such event and upon the request of any Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.05 and demonstrating, in reasonable detail, the computation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

ARTICLE VI
CONDITIONS OF LENDING

Section 6.01     Conditions Precedent. The obligations of each Lender to make its Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.01):

(a)     Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)     this Agreement, a Note payable to each requesting Lender in the amount of its Commitment, the Guaranties, Security Instruments (except in cases where no signature is required), the Transfer Letters, and all attached exhibits and schedules;

(ii)     duly executed copies of the Revolving Credit Loan Documents and the Intercreditor Agreement, in each case certified as true and correct by a Responsible Officer of the Borrower;

(iii)     an executed amendment of the Revolving Credit Agreement extending the Maturity Date (as defined therein) to a date no earlier than May 16, 2022 and permitting this Agreement and the transactions contemplated hereby;

(iv)     title information as the Administrative Agent may reasonably require that is reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Oil and Gas Properties;

(v)     a favorable opinion of (i) Dykema Gossett PLLC with respect to enforceability under New York law and Dykema Gossett PLLC as to due execution and delivery and other corporate matters, as counsel to the Loan Parties, and (ii) local counsel in any jurisdictions where Mortgaged Properties are located and in any jurisdictions in which a Loan Party is organized or incorporated, in form and of substance reasonably acceptable to the Administrative Agent;

(vi)     copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the Borrower of (A) the resolutions of the Board of Directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the articles or certificate of incorporation and the bylaws of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

(vii)     certificates of a Responsible Officer or the secretary or an assistant secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, the Notice of Borrowing and the other Loan Documents to which the Borrower is a party;

(viii)     copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization or formation) and bylaws (or partnership or company agreement) of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(ix)     a certificate of a Responsible Officer or the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;

(x)     a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that all representations and warranties set forth in this Agreement and in each other Loan Document are true and correct in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects;

(xi)     appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(xii)     property insurance certificates naming the Administrative Agent loss payee and liability insurance certificates and endorsements naming the Administrative Agent as additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and otherwise satisfactory to the Administrative Agent;

(xiii)     the Initial Engineering Report;

(xiv)     a Compliance Certificate completed and executed by a Responsible Officer of the Borrower showing the detailed calculation of, and Borrower’s compliance with Sections 9.18, 9.19 and 9.20 as of the Closing Date prior to the proposed Borrowing and after giving effect to the Loans requested and made on the Closing Date;

(xv)     a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that, after giving effect to the Loans (a) the Borrower and the other Loan Parties shall not have any material Debt for borrowed money other than permitted intercompany Debt, Debt under the Revolving Credit Agreement and this Agreement, with any other Debt for borrowed money having been paid in full, any commitments associated with such Debt terminated and all liens and security interests released, in each case on terms satisfactory to the Administrative Agent, and (b) the Borrower shall have minimum Liquidity of not less than $35,000,000;

(xvi)     certificates of good standing and existence for each Loan Party in (a) the state, province or territory in which each such Person is organized and (b) each state, province or territory in which such good standing is necessary, which certificates shall be dated a date not earlier than 30 days prior to the date hereof;

(xvii)     a certificate of a Responsible Officer of the Borrower certifying that, after giving effect to the Borrowing under this Agreement and the other transactions contemplated hereunder, the Borrower and the other Loan Parties, on a consolidated basis, are Solvent; and

(xviii)     such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request, in form and substance satisfactory to the Administrative Agent.

(b)     Payment of Fees. On the date of this Agreement, the Borrower shall have paid or shall have been authorized to be deducted from the proceeds of the funding under this Agreement (including the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Engagement Parties) all fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(c)     Delivery of Financial Information. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements and (ii) such other financial information as the Lenders may reasonably request.

(d)     Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Lenders) shall have an Acceptable Security Interest in the Collateral (which, for the avoidance of doubt, contains at least 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Oil and Gas Properties of the Borrower and its Subsidiaries), including UCC and other lien searches reflecting the absence of other liens and security interests other than those being released or which are otherwise permitted, and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e)     No Default. At the time of and immediately after giving pro forma effect to the Loans made on the Closing Date, no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 9.18, Section 9.19, Section 9.20) shall have occurred and be continuing.

(f)     Material Adverse Change. At the time and immediately after giving pro forma effect to the Loans made on the Closing Date, there exists no event or circumstance that could reasonably be expected to cause a Material Adverse Change.

(g)     No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(h)     Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements (or any of the foregoing required from third parties), or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any of the other Loan Documents. In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, such Guarantors and such Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(i)     Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments listed on the attached Schedule 7.21.

(j)     Notice of Borrowing. The Administrative Agent shall have received the Notice of Borrowing in accordance with Section 2.03, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.

(k)     USA Patriot Act. The Borrower has delivered to each Lender, at least five (5) days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.01) at or prior to 4:00 P.M., New York City time, on November 29, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 7.01     Existence; Subsidiaries. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. The Borrower is a corporation in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be in good standing or so qualified could not reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be in good standing and so qualified could not reasonably be expected to cause a Material Adverse Change. As of the Closing Date, Schedule 7.01 sets forth the capital structure of the Borrower and its Subsidiaries.

Section 7.02     Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, except, in the case of this clause (ii), as could not reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of the Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s governing powers, will have been duly authorized by all necessary governing action, will not contravene (i) the Borrower’s articles or certificate of incorporation or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement, except, in the case of this clause (ii), as could not reasonably be expected to cause a Material Adverse Change.

Section 7.03     Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of the Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

Section 7.04     Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Laws and by general principles of equity.

Section 7.05     Financial Statements.

(a)     The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements present fairly the financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for Taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein in accordance with GAAP and adequate reserves for such items have been made in accordance with GAAP.

(b)     All projections and estimates furnished by the Borrower were prepared in good faith on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections and estimates were furnished, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in any such report are necessarily based upon professional opinions, estimates and projections.

(c)     Since December 31, 2018, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(d)     As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any Debt other than the Debt listed on Schedule 7.05.

Section 7.06     True and Complete Disclosure. All factual information (excluding projections and estimates and any factual information set forth in the Financial Statements as to which Section 7.05 shall apply) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections and estimates furnished by the Borrower (including the projections and assumptions set forth in the Initial Engineering Report) were prepared in good faith on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections and estimates were furnished.

Section 7.07     Litigation; Compliance with Laws.

(a)     Other than as set forth in Schedule 7.07, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)     The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 7.08     Use of Proceeds. The proceeds of the Borrowing will only be used by the Borrower to (a) refinance existing Debt of the Borrower (including Revolving Debt), (b) for the working capital and general corporate purposes of the Loan Parties, and (c) to pay transaction fees and expenses. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of the Borrowing will be used to purchase or carry any margin stock in violation of Regulation T, U or X or any applicable Sanctions or Anti-Corruption Laws.

Section 7.09     Investment Company Act. Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.10     Federal Power Act. No Loan Party and no Subsidiary of a Loan Party is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.11     Taxes.

(a)     Reports and Payments. All Returns (as defined below in clause (c) of this Section 7.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or subsequent financial statements delivered under Section 8.06 or (ii) Taxes that are being contested in good faith. Except as set forth in Schedule 7.11, the reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and would not reasonably be expected to cause a Material Adverse Change.

(b)     Taxes Definition. “Taxes” in this Section 7.11 means all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).

(c)     Returns Definition. “Returns” in this Section 7.11 means any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 7.12     Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2018, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits by more than $1,000,000. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability in excess of $1,000,000. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA in excess of $1,000,000 if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 7.13     Title; Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and defensible title to all of its Properties free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in operable working condition, ordinary wear and tear excepted. Since December 31, 2018, neither the business nor the material Properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 7.14     No Burdensome Restrictions; No Defaults.

(a)      Neither the Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default (i) under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which default could reasonably be expected to cause a Material Adverse Change or (ii) under any agreement in connection with any Debt. Neither the Borrower nor any of its Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Subsidiary is a party.

(b)     No Default has occurred and is continuing.

Section 7.15     Environmental Condition.

(a)     Permits, Etc. The Borrower and the Guarantors, or to the extent that the right of operation is vested in others, to the knowledge of the Borrower and the Guarantors after due inquiry, such operators on behalf of the Borrower and the Guarantors, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses except where the failure to obtain such Environmental Permit could not reasonably be expected to cause a Material Adverse Change; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws except where the failure to be in compliance could not reasonably be expected to cause a Material Adverse Change; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or, to the knowledge of the Borrower and the Guarantors after due inquiry, contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

(b)     Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) except as set forth in Schedule 7.07, has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c)     Certain Actions. Without limiting the foregoing: (i) all necessary and material notices have been properly filed, and no further material action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors (or to the extent that the right of operation is vested in others, undertaken by such operators on behalf of the Borrower or the Guarantors), or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 7.16     Permits, Licenses, Etc. The Borrower and the Guarantors, or to the extent that the right of operation is vested in others, to the knowledge of the Borrower and the Guarantors after due inquiry, such operators on behalf of the Borrower and the Guarantors, possess all authorizations, Permits (other than permits under Environmental Law), licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business. Except with respect to any Environmental Law, the Borrower and the Guarantors, or to the extent that the right of operation is vested in others, to the knowledge of the Borrower and the Guarantors after due inquiry, such operators on behalf of the Borrower and the Guarantors, manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 7.17     Gas Contracts. Other than as set forth in Schedule 7.17 or as disclosed in writing pursuant to Section 8.06(g)(v), neither the Borrower nor any of the Guarantors, as of the Closing Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, in each case other than in the ordinary course of business and which prepayments and balancing rights, in the aggregate, do not result in the Borrower or any Guarantor having net aggregate liability at any time in excess of an amount equal to 1% of the PDP Reserves on the most recently delivered Engineering Report.

Section 7.18     Liens, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. As of the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. All Leases and agreements for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such Leases or agreements which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement, the Revolving Credit Loan Documents and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

Section 7.19     Solvency and Insurance. Before and after giving effect to the making of the Loans, each of the Borrower and its Subsidiaries is Solvent. Additionally, each of the Borrower and its Subsidiaries carry insurance required under Section 8.02.

Section 7.20     Hedge Contracts. Schedule 7.20 sets forth a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract, in each case of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 7.21     Material Agreements. Schedule 7.21 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than the agreements set forth in Schedule 7.20) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of the Guarantors, and all obligations of the Borrower or any of the Guarantors to issuers of surety or appeal bonds issued for account of the Borrower or any such Guarantor, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 7.21 is a complete and correct list of all material agreements and other instruments of the Borrower and the Guarantors relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons. Except as detailed otherwise in Schedule 7.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.

Section 7.22     Abraxas Properties. Abraxas Properties owns no Property other than (a) the Headquarters, (b) 100% of the Equity Interests in Sandia, and (c) other Property in an amount not to exceed $500,000.

Section 7.23     Improved Property. Except as disclosed in writing to the Administrative Agent, no Loan Party owns any Improved Property (other than the Headquarters).

Section 7.24     Sanctions; Anti-Corruption Laws, Etc.

(a)     No part of the proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, or in any other manner that would result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), as amended, any other Sanctions, Anti-Corruption Laws or any other similar applicable law.

(b)     Neither the Borrower nor any of its Subsidiary, nor any of their Related Parties (i) is, or will become, or is owned or controlled by, a Sanctioned Person, (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, or (iii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person that would result in any violation of any Sanctions or any other similar applicable law.

(c)     Each of the Borrower and its Subsidiaries is in compliance with any applicable law relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar applicable laws currently in force or hereafter enacted.

(d)     Each of the Borrower and each of its Subsidiaries has conducted its business in compliance with, and has instituted and maintained policies and procedures designed to comply with, all applicable anti-corruption laws, including without limitation the UK Bribery Act and the FCPA. No part of the proceeds of any Loan has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the UK Bribery Act, or any similar applicable law to which the Borrower, its Subsidiaries, any Lender, the Arranger or the Administrative Agent is subject, in all cases to the extent that such laws apply to any such Persons.

(e)     Neither the Borrower nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by an governmental, administrative or regulatory body regarding any offense or alleged offense under any anti-corruption, anti-terrorism, or anti-money laundering laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Borrower or any of its Subsidiaries, has been threatened.

Section 7.25     EEA Financial Institutions. No Loan Party nor any of their Subsidiaries is an EEA Financial Institution.

Section 7.26     Intellectual Property. Each of the Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and to the knowledge of the Borrower or any of its Subsidiaries, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person.

Section 7.27     Foreign Operations. The Borrower and the other Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.28     Location of Business and Offices. The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.02 (or as set forth in a notice delivered pursuant to Section 12.02(b)). Each Subsidiary’s location of its principal place of business and chief executive office is stated on Schedule I.

Section 7.29     Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Change, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner (ordinary wear and tear excepted) and in conformity with all requirements of any Governmental Authority and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Change, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by the requirements of the applicable Governmental Authority, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.29 could not reasonably be expected to have a Material Adverse Change).

Section 7.30     Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20 or on Schedule 7.30, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Engineering Report, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.31     Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VIII
AFFIRMATIVE COVENANTS

So long as any Obligation shall remain outstanding, the Borrower agrees to comply with the following covenants:

Section 8.01     Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, with all Legal Requirements except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business. Notwithstanding the foregoing, this Section 8.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are material to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from the United States or any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 8.02     Maintenance of Insurance.

(a)     The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b)     All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance and, if applicable, an endorsement, or a certified copy of all policies of insurance required at closing, and simultaneously with the effectiveness of any new or replacement policy. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. Without limiting the generality of the foregoing provisions, Administrative Agent will be named as an additional insured and will be provided a waiver of subrogation on the Borrower’s general liability and umbrella policies.   All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent and Borrower unless such is cancelled for non-payment of premium and then the Administrative Agent and Borrower will be given 10 days’ notice of cancellation. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 8.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Obligations are outstanding, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 8.03     Preservation of Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its partnership, corporate or limited liability company, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 8.04     Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all Taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been established.

Section 8.05     Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Section 8.06     Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender (unless otherwise provided below):

(a)     Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year (commencing with fiscal year ending December 31, 2019) of the Borrower and its Subsidiaries, on a consolidated basis (or such later date authorized by the SEC; provided that, the Borrower shall have delivered proper and timely notices of late filings filed with the SEC and also delivered such to the Administrative Agent, and such later date approved by the SEC may not be a date later than 105 days after the end of such fiscal year), a certificate of a Responsible Officer of the Borrower certifying that attached thereto are true and correct copies of: (i) the Form 10-K filed with the SEC for such fiscal year end, (ii) to the extent not otherwise provided in such Form 10-K, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, on a consolidated basis, including therein the Borrower’s consolidated balance sheet as of the end of such fiscal year and the Borrower’s consolidated statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent without a “going concern” or like qualification or exception to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied, and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (iii) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, on a consolidated basis, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (iv) a Compliance Certificate, as described in Section 8.06(c), (v) a Production Report as described in Section 8.06(d), and (vi) a Hedging Report as described in Section 8.06(e);

(b)     Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with fiscal quarter ending September 30, 2019) of the Borrower and its Subsidiaries, on a consolidated basis (or such later date authorized by the SEC; provided that, the Borrower shall have delivered proper and timely notices of late filings filed with the SEC and also delivered such to the Administrative Agent and such later date may not be a date later than 90 days after the end of such fiscal quarter), a certificate of a Responsible Officer of the Borrower certifying that attached thereto are true and correct copies of: (i) the Form 10-Q filed with the SEC for such fiscal quarter end, (ii) to the extent not otherwise provided in such Form 10-Q, the consolidated unaudited balance sheet and the consolidated unaudited statements of income, cash flows, and retained earnings of Borrower for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; (iii) a Compliance Certificate, as described in Section 8.06(c), (iv) a Production Report as described in Section 8.06(d), and (v) a Hedging Report as described in Section 8.06(e);

(c)     Compliance Certificate. In connection with clauses (a) and (b) above, the Borrower shall deliver a Compliance Certificate executed by a Responsible Officer of the Borrower certifying that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof;

(d)     Production Report. In connection with clauses (a) and (b) above, the Borrower shall deliver a report in form and substance satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (i) the production, revenue, price information and associated operating expenses for each such quarter, (ii) any changes to any producing reservoir (other than ordinary depletion), production equipment (other than ordinary wear and tear), or producing well (other than ordinary depletion) during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (iii) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties during each such quarter;

(e)     Hedging Report. In connection with clauses (a) and (b) above, the Borrower shall deliver a report in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) setting forth in reasonable detail all Hydrocarbon Hedge Agreements to which any production of oil, gas or other Hydrocarbons from the Oil and Gas Properties of the Borrower and its Subsidiaries is then subject, together with a statement of the Borrower’s position with respect to each such Hydrocarbon Hedge Agreement, and (ii) setting forth, to the extent not already described in clause (i), all Hedge Contracts of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement, and (iii) demonstrating the Borrower’s compliance with Section 8.12 and Section 9.14(b) hereof. If any such Hydrocarbon Hedge Agreement is terminated, modified, amended or altered prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement, the Borrower shall promptly notify the Administrative Agent and the Lenders;

(f)     Cash Flow and Capital Expenditure Forecast. Not later than 120 days after the end of each fiscal year, a certificate of a Responsible Officer of the Borrower setting forth an operating budget (including a cash flow and capital expenditure forecast) that contains the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures for the then current fiscal year in form and substance reasonably satisfactory to the Administrative Agent;

(g)     Oil and Gas Engineering Reports.

(i)     As soon as available and in any event not later than 90 days after the end of each fiscal year (commencing with fiscal year ending December 31, 2019) an Independent Engineering Report dated effective as of December 31 for the immediately preceding year;

(ii)     As soon as available but in any event on or before August 31st of each year, an Internal Engineering Report dated effective as of the immediately preceding June 30;

(iii)     Each Engineering Report delivered pursuant to Section 8.06(g)(i) or (ii) shall be accompanied by a certificate, executed by a Responsible Officer of the Borrower in the form of Exhibit K attached hereto (the “Mortgage Compliance Certificate”), which (A) sets forth the Mortgaged Property Value, (B) either (y) demonstrates and certifies that the Mortgaged Property Value equals or exceeds 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Borrower and its Subsidiaries as set forth in such Engineering Report or (z) demonstrates and certifies the amount by which the Mortgaged Property Value is less than 90% of the PV-9 of the Proven Reserves or 95% of the PV-9 of the PDP Reserves of the Borrower and its Subsidiaries and agrees that the Borrower shall take all actions required under Section 8.09 hereof within the period required by such Section 8.09, and (C) certifies a true, correct and complete schedule of all Hedge Contracts of the Loan Parties, specifying the type of Hedge Contract, pricing arrangements, volume, expiration, counterparty, and such other information as may be reasonably requested by the Administrative Agent;

(iv)     Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(v)     With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in any such report are necessarily based upon professional opinions, estimates and projections, (B) the Borrower or its Subsidiary, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report, and such Properties are subject to an Acceptable Security Interest (except to the extent any such Oil and Gas Properties are not required by the terms of this Agreement or any other Loan Documents to be subject to an Acceptable Security Interest) and are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (E) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (F) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiary, as applicable, from its Oil and Gas Properties, and (G) except as set forth on a schedule attached to the certificate, 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves evaluated by such Engineering Report are pledged as Collateral for the Obligations;

(h)     Defaults. As soon as practicable and in any event within five days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary (including the Revolving Credit Agreement), in each case known to any officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(i)     Termination Events. As soon as practicable and in any event (i) within 30 days after (A) the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any of its Affiliates knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

(j)     Termination of Plans. Promptly and in any event within two (2) Business Days after (i) receipt thereof by the Borrower from the PBGC, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(k)     Other ERISA Notices. Promptly and in any event within five (5) Business Days after (i) receipt thereof by the Borrower from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(l)     Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could result in the imposition of liability therefor that could reasonably be expected to cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;

(m)     Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(n)     Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change (other than global changes in the Oil and Gas Business or the world or U.S. economy generally) or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;

(o)     Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,500,000 in the aggregate with all other such claims, judgments, Liens, or other encumbrances affecting such Property;

(p)     Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(q)     Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.06;

(r)     SEC Filings. Promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the SEC or sends to the stockholders of the Borrower or the holders of Equity Interests in any of its Subsidiaries in the event that they are not available on a publicly accessible website;

(s)     Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request; and

(t)     Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 8.07     Maintenance of Property. Subject to Section 9.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in operable working condition, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 8.08     Title Opinions. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence (including, if requested, supplemental or new title opinions addressed to it) covering at least 90% of the PV-9 of the Proven Reserves of the Borrower and its Subsidiaries as reasonably determined by the Administrative Agent and at least 95% of the PV-9 of the PDP Reserves, which title opinions shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries.

Section 8.09     Further Assurances.

(a)     The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.

(b)     The Borrower shall ensure that the Administrative Agent at all times has an Acceptable Security Interest in Oil and Gas Properties of the Borrower and its Subsidiaries in an amount not less than 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Borrower and its Subsidiaries as reasonably determined by the Administrative Agent. If any certificate delivered pursuant to Section 8.06(g) demonstrates that the Oil and Gas Properties of the Borrower and its Subsidiaries in which the Administrative Agent has an Acceptable Security Interest is less than 90% of the PV-9 of the Proven Reserves or 95% of the PV-9 of the PDP Reserves of the Borrower and its Subsidiaries, the Borrower shall, or shall cause its Subsidiaries to promptly, but in any event within 30 days of the delivery of such certificate, grant to the Administrative Agent an Acceptable Security Interest in additional Oil and Gas Properties of the Borrower or the Subsidiaries as necessary to cause the PV-9 of the Proven Reserves of the Borrower and its Subsidiaries in which Administrative Agent has an Acceptable Security Interest to equal or exceed 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Borrower and its Subsidiaries. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

(c)     If the Borrower or any Subsidiary intends to grant any Lien on any Property to secure the Revolving Debt, then the Borrower shall provide at least fifteen (15) days’ prior written notice thereof to the Administrative Agent and the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent to secure the Obligations a Lien subordinate to only that of the Senior Liens, if any, on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent to the extent a prior Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.10     Title Information and Cure.

(a)     Within 45 days after the delivery to the Administrative Agent and the Lenders of each Engineering Report required by Section 8.06(g), the Borrower shall deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Engineering Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Oil and Gas Properties.

(b)     Within 45 days after notice from the Administrative Agent that title defects or exceptions (including defects or exceptions as to priority, but excluding Permitted Liens) exist with respect to any Oil and Gas Property such that the Administrative Agent no longer has reasonably satisfactory title information on at least 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Oil and Gas Properties, then the Borrower shall do one or a combination of the following so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the PV-9 of the Proven Reserves and 95% of the PV-9 of the PDP Reserves of the Oil and Gas Properties: (i) cure any such title defects or exceptions, (ii) substitute acceptable Oil and Gas Properties having an equivalent or greater value with no title defects or exceptions other than Permitted Borrowing Base Liens or (iii) deliver title information in form and substance acceptable to the Administrative Agent.

Section 8.11     Deposit Accounts. The Borrower shall, and shall cause each of its Subsidiaries to, have in respect of each of their operating accounts and other deposit accounts an account control agreement reasonably acceptable in form and substance to the Administrative Agent; provided further that Excluded Accounts shall be exempt from the requirements of this Section 8.11.

Section 8.12     Hedge Contracts. The Borrower shall maintain its position in the Hydrocarbon Hedge Agreements through their stated termination dates, as set forth in Schedule 7.20 as in effect from time to time; provided, however, that Borrower may consummate a Hedge Termination with respect to such Hydrocarbon Hedge Agreements if the Borrower uses 100% of the Net Cash Proceeds thereof in accordance with the terms of Section 9.04(b)(v). Further, within fifteen (15) Business Days of the Closing Date (or such later date as the Administrative Agent may agree), the Borrower shall enter into the Required Hedges described in clause (a) of the definition thereof, and at all times thereafter the Borrower shall establish and maintain the Required Hedges described in clause (b) of the definition thereof; provided further that no such Hedging Contracts shall be in the form of a three-way collar.

Section 8.13     Compliance with Anti-Corruption Laws and Sanctions. The Borrower shall, and shall cause each Subsidiary to, comply with Anti-Corruption Laws, Sanctions, anti-terrorism laws and anti-money laundering laws. Furthermore, the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Sanctions, anti-terrorism laws and anti-money laundering laws.

Section 8.14     Material Contracts. The Borrower shall, and shall cause its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all action to such end as may be from time to time requested by the Administrative Agent and, upon the request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

Section 8.15     Lists of Purchasers. Concurrently with the delivery of any Engineering Report to the Administrative Agent pursuant to Section 8.06, a list of all Persons purchasing Hydrocarbons from any Loan Party (or, with respect to Oil and Gas Properties that are not operated by a Loan Party, a list of the operators of such properties).

ARTICLE IX
NEGATIVE COVENANTS

So long as any Obligation shall remain outstanding, the Borrower agrees to comply with the following covenants:

Section 9.01     Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist (all of which shall be referred to as “Permitted Liens”):

(a)     Liens securing the Obligations;

(b)     purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of, or within 30 days after, the Borrower’s or such Subsidiary’s acquisition of such equipment; provided, that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Borrower and its Subsidiaries, and (iii) is not increased in amount;

(c)     Liens for Taxes, assessments, or other governmental charges or levies not yet due or as to which any grace period (not to exceed 60 days), if any, related thereto has not expired or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d)     Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, suppliers, laborers, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings; provided, that, such reserves as may be required by GAAP shall have been made therefor;

(e)     Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if any reserves as may be required by GAAP shall have been made therefor;

(f)     royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

(g)     Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(h)     Liens arising under operating agreements, unitization and pooling agreements and orders, Farmout agreements, gas balancing agreements and other similar agreements, in each case that are customary in the Oil and Gas Business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(i)     easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

(j)     Liens in favor of landlords or lessors under operating leases or Capital Leases of a Loan Party; provided that (i) any such Lien shall secure only the obligations of such Loan Party arising under the applicable operating lease or Capital Lease, (ii) the Debt under such Capital Leases is permitted under Section 9.02 below, and (iii) any such Lien extends only to the assets that are financed by or leased pursuant to such operating lease or Capital Lease (or in the case of a Lease of premises, the Borrower’s assets located on such premises);

(k)     Liens on cash or securities pledged to secure performance of bids, tenders, performance bonds, surety and appeals bonds, letters of credit, or regulatory compliance or other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(l)     Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any of the Loan Parties on deposit with or in possession of such bank;

(m)     Liens in favor of Persons financing unpaid insurance premiums so long as (i) such Liens are limited to insurance policies with respect to which such premiums are financed, and (ii) the obligations secured by such Liens do not exceed $500,000 in the aggregate;

(n)     Subject to Section 9.01(c) and Section 9.01(d), non-consensual statutory Liens on pipeline or pipeline facilities, Hydrocarbons or Properties of the Loan Parties which arise out of operation of law and are not in connection with the borrowing of money or uncontested past due amounts;

(o)     Liens on the Property of Abraxas Properties arising under the Existing Mortgage, securing Debt permitted by Section 9.02(i), for so long as Abraxas Properties owns the Headquarters; provided that the Property subject to such Liens shall not include any Oil and Gas Properties or any assets related to Oil and Gas Properties (including without exclusion seismic data and accounts receivable from the Oil and Gas Properties) or any Equity Interest owned by Abraxas Properties;

(p)     Liens on a used Oilwell E-2000 drilling rig and the equipment necessary to refurbish it, in each case owned by a wholly owned Subsidiary of the Borrower securing Debt permitted by Section 9.02(l);

(q)     Judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided that such Liens are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and a stay of enforcement of any such Liens is in effect;

(r)     Liens not otherwise permitted under this Agreement incurred in the ordinary course of business securing Debt in an aggregate principal amount at any time outstanding not to exceed $5,000,000; and

(s)     Senior Liens (i) to the extent permitted by, and for so long as such Liens remain subject to, the Intercreditor Agreement and (ii) as long as any Property securing such Senior Liens also secures the Obligations.

Section 9.02     Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)     Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b)     Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(c)     Debt secured by the Liens permitted under Section 9.01(b) and Section 9.01(j); provided that the sum of such Debt and the unsecured Debt permitted under Section 9.02(j) does not exceed $5,000,000 at any time;

(d)     Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 9.14;

(e)     Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f)     Intercompany Debt;

(g)     Debt constituting letters of credit for the account of any member of the Loan Parties provided as security (i) for any matter in connection with which a Lien would be permitted but has not been granted under Sections 9.01(k) or Sections 9.01(m); provided that the amount of such Debt shall not exceed the underlying obligations that would be secured by such Lien, and (ii) to secure payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(h)     Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business if such Debt is extinguished within two (2) Business Days of incurrence and does not exceed $500,000;

(i)     Debt under the Business Loan Agreement secured by the Existing Mortgage and not to exceed $7,000,000 for so long as Borrower owns the Headquarters;

(j)     Debt not otherwise permitted under this Section 9.02; provided, that (i) such Debt is not secured by any Lien, and (ii) the aggregate amount of such Debt plus the aggregate amount of Debt permitted under Section 9.02(c) shall not exceed $5,000,000 at any time;

(k)     Debt consisting of preferred stock; provided that (i) no redemptions, dividends, distributions, or other payments shall be made or required to be made in respect of such preferred stock prior to May 31, 2023, (ii) such preferred stock shall not be subject to any covenants that are more restrictive than those set forth in this Agreement, (iii) on the date such preferred stock is issued, the Borrower shall be in compliance with the covenants set forth in this Agreement, including without limitation those set forth in Sections 9.18, 9.19 and 9.20, on a pro forma basis after giving effect to the issuance of such preferred stock, as though such preferred stock had been issued as of the last day of the immediately preceding fiscal quarter;

(l)     Debt in a principal amount not to exceed $5,400,000 incurred in connection with the acquisition and refurbishment of a used Oilwell E-2000 drilling rig and the acquisition of equipment necessary to refurbish it; provided that such Debt (i) is secured only by such rig and such equipment necessary to refurbish it and not by any other assets of the Borrower and its Subsidiaries, and (ii) is not increased in amount;

(m)     Debt incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $10,000,000;

(n)     Debt incurred to finance the payment of any insurance premiums incurred in the ordinary course of business not to exceed $500,000 in the aggregate secured by Liens permitted under Section 9.01(n); and

(o)     Revolving Debt; provided that (i) the aggregate principal amount of all such Revolving Debt at any time outstanding does not exceed the lesser of (x) $200,000,000 and (y) the greater of (A) $135,000,000 less the amount of any prepayments with a permanent reduction in the commitments as contemplated by clause (a)(i) of the definition of Net Cash Proceeds and (B) the Borrowing Base in effect on the date such Revolving Debt is incurred (the “Senior Lien Capped Obligations”); (ii) all Revolving Debt shall be in the form of reserve-based revolving credit financing provided by one or more Approved RBL Lenders; and (iii) the Borrower shall not consent to any assignment of a lender’s rights and obligations under the Revolving Credit Agreement to a lender that is not an Approved RBL Lender or a Lender or Affiliate of a Lender under this Agreement.

Section 9.03     Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith other than the Revolving Credit Loan Documentation.

Section 9.04     Merger or Consolidation; Asset Sales.

(a)     The Borrower shall not, nor shall it permit any of its Subsidiaries, to merge or consolidate with or into any other Person other than (i) the merger of a Loan Party with and into the Borrower or another Loan Party or (ii) in connection with a Permitted Acquisition so long as the survivor of any such merger or consolidation is a Loan Party.

(b)     The Borrower shall not, nor shall it permit any of its Subsidiaries to enter into or effect a Disposition of any of its Properties or to effect a Hedge Termination other than:

(i)     the sale of Hydrocarbons in the ordinary course of business,

(ii)     the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use,

(iii)     Farmouts of undeveloped acreage and assignments in connection with such Farmouts,

(iv)     Dispositions of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties (and related equipment that is located on and necessary for the production of Hydrocarbons from such Oil and Gas Properties); provided that (A) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, or any interest therein or Subsidiary subject of such Disposition (as reasonably determined by the Board of Directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (B) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary (or such Subsidiary shall be dissolved substantially simultaneously with such Disposition);

(v)     Hedge Terminations; provided that the Borrower shall give Administrative Agent 15 Business Days, prior written notice of any such Hedge Termination;

(vi)     Dispositions of capital stock of any Subsidiary to Borrower or another Loan Party; provided that the Borrower has delivered to the Administrative Agent at least 10 days’ prior written notice of such Disposition;

(vii)     any Disposition of Properties not otherwise regulated by Section 9.04(b) and having a fair market value not to exceed $2,000,000 during any 12-month period.

Section 9.05     Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that any Subsidiary may declare and make Restricted Payments to the Borrower or any other Loan Party; provided that Borrower may use up to $5,000,000 of the Net Cash Proceeds from the Dispositions permitted under Section 9.04 to repurchase publicly traded shares if (a) no Default or Event of Default then exists and (b) the Borrower is in pro forma compliance (after giving effect to such Disposition and the use of proceeds to make such repurchase) with Section 9.18, Section 9.19 and Section 9.20.

Section 9.06     Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

(a)     Liquid Investments;

(b)     trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)     creation of any additional Subsidiaries in compliance with Section 9.15;

(d)     investments in negotiable instruments for collection in the ordinary course of business;

(e)     investments in an amount not to exceed $5,000,000 made in the ordinary course of business and of a nature that is customary in the Oil and Gas Business which provide for the sharing of risks or costs or satisfy other objectives of the Oil and Gas Business, jointly with third parties, including entering into operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farmouts, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreement, transactions, properties, interest and investments and expenditures in connection therewith; provided that (i) no such investment includes an investment in any Equity Interest in a Person, (ii) any Debt incurred or Lien granted or permitted to exist pursuant to such Investments is otherwise permitted under Section 9.01 and Section 9.02, respectively, and (iii) such investments are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

(f)     investments in Intercompany Debt;

(g)     investments not otherwise permitted under this Section 9.06 in an aggregate amount not to exceed $5,000,000; and

(h)     Permitted Acquisitions; provided that,

(i)     If the aggregate purchase price (other than any portion of the purchase price paid with Equity Interests of the Borrower) of such Permitted Acquisitions made since the last scheduled Borrowing Base redetermination is greater than $2,500,000, prior to the consummation of any such Permitted Acquisition, the Borrower shall deliver to the Administrative Agent (A) reasonably detailed projections for the succeeding three years pertaining to the Person or business to be acquired and updated projections for the Borrower after giving effect to such Permitted Acquisition, (B) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such Permitted Acquisition, (C) all such other information and data relating to such Permitted Acquisition or the Person or business to be acquired as may be reasonably requested by the Administrative Agent; and (D) at least 5 Business Days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such acquisition is a Permitted Acquisition, including calculations in form and substance satisfactory to the Administrative Agent reflecting pro forma compliance with the financial covenants in Section 9.18, 9.19 and 9.20; and

(ii)     if the aggregate purchase price (other than any portion of the purchase price paid with Equity Interests of the Borrower) of such Permitted Acquisitions made since the last scheduled Borrowing Base redetermination is less than or equal to $2,500,000, at least 5 Business Days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such acquisition is a Permitted Acquisition, including calculations in form and substance satisfactory to the Administrative Agent reflecting pro forma compliance with the financial covenants in Section 9.18, Section 9.19 and Section 9.20.

Section 9.07     Affiliate Transactions. Other than as set forth on Schedule 9.07, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 9.08     Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, in either case, in excess of $1,000,000; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC in excess of $1,000,000; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $1,000,000; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan in excess of $1,000,000; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan under which any Subsidiary or ERISA Affiliate would have an obligation to contribute more than $1,000,000, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $1,000,000; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.

Section 9.09     Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided however, that the Borrower may, so long as the Debt under the Business Loan Agreement is paid off in full or assumed by the buyer of such Property and the Borrower and its Subsidiaries no longer have any obligation with respect thereto, sell the property encumbered by the Existing Mortgage as of the Closing Date and enter into a lease with the buyer of such property, pursuant to which the Borrower leases such property from such buyer.

Section 9.10     Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.

Section 9.11     Changes to Organizational Documents, Name and Contracts. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents or amend its name or change its jurisdiction of incorporation, organization or formation, in any case, without prior written notice to, and prior consent of, the Administrative Agent which such consent shall not be unreasonably withheld, or (b)(i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (ii) terminate, replace or assign any of the Loan Party’s interests in any agreement, or (iii) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case of this Section 9.11(b) if such occurrence could be reasonably expected to result in a Material Adverse Change.

Section 9.12     Use of Proceeds. The Borrower will not permit the proceeds of the Borrowing to be used for any purpose other than those permitted by Section 7.08. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of the Borrowing to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 9.13     Gas Imbalances, Take-or-Pay or Other Prepayments. Except as set forth on Schedule 7.17, Borrower shall not, nor shall it permit any of its Subsidiaries to, allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in the Borrower or any Guarantor having net aggregate liability at any time in excess of an amount equal to 1% of the PDP Reserves on the most recently delivered Engineering Report.

Section 9.14     Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to:

(a)     purchase, assume, or hold a speculative position in any commodities market or futures market, enter into any Hedge Contract for speculative purposes, or enter into any three-way collar, or

(b)     be party to or otherwise enter into any Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations, (ii) covers notional volumes in excess of 90% of the reasonably anticipated production of gas volumes, in excess of 90% of the reasonably anticipated production of natural gas liquids or in excess of 90% of the reasonably anticipated production of oil volumes, in each of the foregoing calculated separately, during the period such Hedge Contract is in effect and attributable to PDP Reserves of the Borrower and the Guarantors, as reflected in (A) the most recently delivered Engineering Report under Section 8.06(g)(i) or (B) with respect to volumes attributable to PDP Reserves of the Borrower and the Guarantors that are not yet reflected in an Engineering Report delivered to the Administrative Agent in accordance with Section 8.06(g)(i), a statement, in form and substance satisfactory to the Administrative Agent, delivered by an Independent Engineer, or Internal Engineering Report updated to reflect such new PDP Reserves; provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps, (iii) has a term greater than sixty (60) months, or (iv) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated less than A- or A3, respectively, by S&P or Moody’s, or

(c)     be party to or otherwise enter into any Hedge Contract (i) which is secured other than Hedge Contracts with Lender Swap Counterparties which are secured by the Collateral pursuant to the Loan Documents or (ii) which obligates any Loan Party or Subsidiary to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit.

Section 9.15     Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent and the Required Lenders, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement (if applicable), a Security Agreement and a Mortgage (if applicable), or joinders to the existing Loan Documents, as applicable, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.

Section 9.16     Account Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days beyond the date when due (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).

Section 9.17     Abraxas Properties. The Borrower shall not permit Abraxas Properties to own any Property other than (a) the Headquarters, (b) 100% of the Equity Interests in Sandia, and (c) other Property in an amount not to exceed $500,000.

Section 9.18     Current Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation, (i) “current assets” shall include, as of the date of calculation, the aggregate unused availability under the Revolving Credit Agreement, if any, but shall exclude (A) any cash deposited with or at the request of a counterparty to any Hedge Contract of Borrower or any of its Subsidiaries, (B) any assets of Borrower or any of its Subsidiaries representing a valuation account arising from the application of Accounting Standards Codification 815, and (C) cash in Excluded Accounts and (ii) “current liabilities” shall exclude, as of the date of calculation, (A) the current portion of long-term Total Debt of Borrower or any of its Subsidiaries and (B) any liabilities of Borrower or any of its Subsidiaries representing a valuation account arising from the application of Accounting Standards Codification 815.

Section 9.19     Minimum Asset Coverage Ratio. The Borrower shall not permit, as of the last day of each fiscal quarter, the ratio of (a) the sum of (i) PDP PV-9 and (ii) DUC PV-9 (calculated as of such date based on the most recent Engineering Report then available and adjusted as contemplated in the definition of PV-9 to the date of determination) to (b) Total Debt, as of the last day of such fiscal quarter (provided, that no more than 20% of the sum provided for in clause (a) shall come from DUC PV-9) (the “Asset Coverage Ratio”), to be less than the ratio set forth below for the corresponding period:

Period	Ratio
December 31, 2019 to December 31, 2020	1.25 to 1.00
March 31, 2021 to December 31, 2021	1.45 to 1.00
Thereafter	1.55 to 1.00

Section 9.20     Total Leverage Ratio. The Borrower shall not permit, as of the last day of each fiscal quarter, the Total Debt to Consolidated EBITDAX Ratio of the Borrower to be greater than 4.00 to 1.00.

Section 9.21     Sanctions. The Borrower shall not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to Borrower, any Subsidiary or any other Person for any purpose which would result in a violation of any Sanctions or Anti-Corruption Laws by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise).

Section 9.22     Marketing Activities. The Borrower shall not, and shall not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.23     Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower shall not, and shall not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.24     Environmental Matters. The Borrower shall not, and shall not permit any Subsidiary to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which shall subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Change; it being understood that clause (b) above shall not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.25     Changes in Fiscal Periods. The Borrower shall not, and shall not permit any other Loan Party to have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters.

Section 9.26     Anti-Layering.(a)     The Borrower shall not, and shall not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired) that is junior to the Senior Liens (other than the Liens securing the Obligations) unless such Lien is also junior to the Liens securing the Obligations.

(b)     The Borrower shall not, and shall not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt that (i) is subordinate in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to the Revolving Debt unless such Debt is also subordinated in right of payment to the Obligations, (ii) is expressed to be secured by the Collateral on a subordinated basis to the Revolving Debt and on a senior basis to the Obligations, (iii) is expressed to rank or ranks so that the Lien securing such Debt is subordinated to any of the Revolving Debt but is senior to the Obligations, (iv) is contractually subordinated in right of payment to any of the Revolving Debt and senior in right of payment to the Obligations or (v) has payment priorities for repayment of principal of such Debt which would treat holders of such principal on a “first-out/last-out” basis with respect to proceeds of Collateral.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)     Payment. Any Loan Party (i) fails to pay any principal when due under this Agreement when required under this Agreement or (ii) fails to pay, within three (3) Business Days of the date when due, any other amount due under this Agreement or any other Loan Document, including payments of interest, fees, reimbursements, and indemnifications.

(b)     Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)     Covenant Breaches. The Borrower, any Guarantor or any of their respective Subsidiaries shall:

(i)     fail to perform or observe any covenant contained in Section 8.03, Section 8.05, Section 8.06, Section 8.11, Section 8.12, Section 8.13 or Article IX;

(ii)     fail to perform or observe any covenant contained in Section 8.02(a) if such failure shall remain unremedied for 15 days after the occurrence of such breach or failure; or

(iii)     fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clauses (i) or (ii) above or any other provision of this Section 10.01, if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;

(d)     Cross-Defaults. (i) The Borrower, any Guarantor, or any Subsidiary of a Loan Party shall fail to pay any principal of or premium or interest on either (1) any Debt which is outstanding in a principal amount of at least $5,000,000 individually or in the aggregate or (2) the Revolving Debt, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or in the aggregate or the Revolving Debt, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt which is outstanding in a principal amount of at least $5,000,000 individually or in the aggregate or the Revolving Debt, shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this Section 10.01(d), the “principal amount” of the obligations in respect of Hedge Contracts at any time shall be the Hedge Termination Value;

(e)     Insolvency. The Borrower, any Guarantor, or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any Guarantor, or any Subsidiary of a Loan Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, any such Subsidiary, or any such Guarantor either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, any Subsidiary of a Loan Party, or any Guarantor shall take any company action to authorize any of the actions set forth above in this Section 10.01(e);

(f)     Judgments. Any judgment or order for the payment of money in excess of $5,000,000 in the aggregate with all other such judgments shall be rendered against the Borrower, any Guarantor, or any Subsidiary of a Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)     Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $5,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h)     Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;

(i)     Change in Control. A Change in Control shall have occurred;

(j)     Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

(k)     Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries;

(l)     Casualty. Loss, theft, substantial damage or destruction of Collateral the subject of any Security Instrument not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) in an amount greater than $5,000,000 shall have occurred;

(m)     Intercreditor Agreement. The Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any other party thereto or shall be repudiated in writing by the Borrower or any Guarantor, or any payment by the Borrower or any Guarantor shall be in violation of the terms of the Intercreditor Agreement.

Section 10.02     Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 10.01(e)) shall have occurred and be continuing, then, and in any such event,

(a)     the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, together with accrued interest thereon, any Make Whole Amount then due (including after giving effect to Section 10.02(b)), without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)     Without limiting the generality of the foregoing, it is understood and agreed that if, prior to the 1st anniversary of the Closing Date, (x) the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law), or (y) upon the occurrence of the board of directors (or similar governing body) of any Loan Party adopting any resolution or otherwise approving any bankruptcy or insolvency related event) (each of (x) and (y) a “Make Whole Event”)), the Make Whole Amount that would have applied if, at the time of such acceleration, the Borrower had paid, prepaid, refinanced, substituted or replaced all of the Loans as contemplated in Sections 3.01 and/or 3.05 shall also be automatically and immediately due and payable and, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits as a result thereof, the Make Whole Amount shall constitute part of the Obligations. Any Make Whole Amount payable above shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders as the result of the Make Whole Event and the Borrower and Guarantors agree that the Make Whole Amount is reasonable under the circumstances currently existing. In the event the Obligations are reinstated in connection with or following any Make Whole Event, it is understood and agreed that the Obligations shall include any Make Whole Amount payable in accordance with the Loan Documents. The Make Whole Amount shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means prior to the 1st anniversary of the Closing Date. THE BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE WHOLE AMOUNT IN CONNECTION WITH ANY SUCH MAKE WHOLE EVENT. The Borrower and each Guarantor expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Make Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Make Whole Amount; and (D) the Borrower and each Guarantor shall each be estopped hereafter from claiming differently than as agreed to in this Section 10.02(b). The Borrower and each Guarantor expressly acknowledges that its agreement to pay the Make Whole Amount to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Make Whole Amount that the Borrower would have had to pay if the Borrower then had elected to pay the Loans prior to the Termination Date pursuant to Section 3.01 and/or 3.05, an equivalent premium, without duplication, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.

(c)     the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of Secured Parties by appropriate proceedings.

Section 10.03     Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 10.01(e) shall occur,

(a)     all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, together with accrued interest thereon and any Make Whole Amount then due (including after giving effect to Section 10.02(b)), without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, or any other notices, all of which are hereby expressly waived by the Borrower;

(b)     the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of Secured Parties by appropriate proceedings.

Section 10.04     Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, such Lender or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Lender, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office, or Affiliate of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have. The Administrative Agent and each Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.05     Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 10.06     Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)     First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable Legal Requirement;

(b)     Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable; and

(c)     Third, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE XI
THE ADMINISTRATIVE AGENT

Section 11.01     Appointment and Authority. Each of the Lenders hereby irrevocably appoints AGES to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02, and 10.03 or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.06     Successor Administrative Agent.

(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York City or Houston, Texas or an Affiliate of any such bank with an office in New York City or Houston, Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.

(b)     If at any time the amount of Loans then held by the Administrative Agent in its capacity as a Lender (together with the amount of any Loans held by all of its Affiliates) is less than 15% of the outstanding principal balance of all Loans, then the Required Lenders may provide written notice, to the extent not prohibited any applicable Governmental Authority, to the Borrower and the Administrative Agent of the Required Lenders’ election to replace the Administrative Agent. Thereafter, the Required Lenders shall have the right to appoint a successor Administrative Agent, in consultation with the Borrower. If no such successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such election shall expire and the Administrative Agent shall continue to act as Administrative Agent in accordance with this Agreement.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent, shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.04 and 12.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07     Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08     No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, unless as expressly set forth in this Agreement.

Section 11.09     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Borrowing and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.06, 12.04, and 12.05) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.06, 12.04, and 12.05.

Section 11.10     Collateral Matters.

(a)     The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b)     The Lenders hereby irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement and the payment in full of the outstanding Borrowing and all other Obligations (other than contingent indemnification obligations) payable under this Agreement and under any other Loan Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Loan Document; (c) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Document. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.11     Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. Any rights and powers to be exercised pursuant to this section will be subject to the approval of the Required Lenders.

Section 11.12     Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)     The Administrative Agent, and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.13     Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, ARRANGER, AND THE AFFILIATES AND DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF EACH OF THE FOREGOING (THE “INDEMNIFIED PARTIES”) (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE LOAN THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE BORROWING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE INDEMNIFIED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE INDEMNIFIED PARTIES UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTIES), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE INDEMNIFIED PARTIES PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS SECTION 11.13) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE INDEMNIFIED PARTIES ARE NOT REIMBURSED FOR SUCH BY THE BORROWER.

ARTICLE XII
MISCELLANEOUS

Section 12.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall:

(a)     without the consent of each Lender: (i) waive any of the conditions specified in Article VI; (ii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; (iii) amend any provision of this Agreement in a manner that would alter the pro rata sharing of payments or the pro rata allocation of disbursements required thereby; (iv) release any Guarantor from its obligations or limit any Guarantor’s obligations under any Guaranty unless such Guarantor ceases to be a Subsidiary of the Borrower under a transaction permitted by the terms hereof; (v) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 9.04(a); (vi) release any Collateral securing the Obligations, except as provided in Section 11.10 above; and (vii) change Section 10.06 or any other provision of this Agreement in a manner that would alter the order of application of proceeds set forth in Section 10.06;

(b)     without the written consent of each Lender directly affected thereby, (i) extend or increase the Commitment of any Lender, (ii) reduce the principal of, or interest on, the Obligations or any fees or other amounts payable hereunder or under any other Loan Document, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Obligations or any fees or other amounts payable hereunder; or

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no Fee Letter may be amended, or rights or privileges thereunder waived, except in a writing executed by all of the parties thereto; and (iii) other than the Intercreditor Agreement or the Revolving Credit Loan Documents, no amendment, waiver or consent shall contractually subordinate the payment of all the Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Lender.

Section 12.02     Notices, Etc.

(a)     General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.02(c)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or (subject to subsection (c) below) electronic mail address as follows:

(i)     if to the Borrower or any other Loan Party or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule I or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)     if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

(b)     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.02(c), shall be effective as provided in Section 12.02(c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(c)     Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)     Limited Use of Electronic Mail. Unless expressly provided otherwise herein, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, except that, until the Administrative Agent gives notice to the Borrower to the contrary, Notices of Borrowing may be delivered to the Administrative Agent by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “read receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)     Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f)     Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and their Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.03     No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04     Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Engagement Parties and the Affiliates of each of the foregoing (including the reasonable fees, disbursements and other charges of one primary counsel for each of the Engagement Parties including, if necessary, one local counsel in each relevant jurisdiction and one regulatory counsel with respect to a relevant regulatory matter, and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected persons) in connection with the syndication of the credit facilities provided for herein (including printing, distribution and bank meetings), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Engagement Parties, the Affiliates of each of the foregoing, or any Lender (including the fees, charges and disbursements of any counsel for the Engagement Parties, the Affiliates of each of the foregoing, or any Lender), in connection with the enforcement, protection of its rights, in connection with this Agreement and the other Loan Documents and the Loans, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the foregoing (including, without limitation, periodic collateral/financial control, field examinations, asset appraisal expenses, the monitoring of assets, enforcement of rights, and other miscellaneous disbursements), and including all of the Engagement Parties’ transportation, computer, duplication, audit, insurance, search, filing and recording fees. The foregoing costs and expenses shall include all search, filing, recording, appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Engagement Parties or any Lender and the cost of independent public accountants and other outside experts retained by the Engagement Parties or any Lender. All amounts due under this Section 12.04 shall be payable within thirty (30) days after demand. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 12.05     Indemnification.

he Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any person (including the Borrower or any other Loan Party) other than such Indemnitee and its related parties or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Borrowing or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (a) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (b) to have arisen solely out of any claim, action, inquiry, suit, litigation, investigation or proceeding that does not involve an act or omission of any Loan Party, any of their Affiliates or Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent in its capacity or in fulfilling its role as an administrative agent).  Further, subject to customary limitations, the Borrower shall not be liable for any settlement or compromise by any Indemnitee of any suit, claim, action or other proceeding effected without the Borrower’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 12.06     Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 12.04 or Section 12.05 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The failure of any Lender to pay its Pro Rata Share of such unpaid amounts shall not relieve any other Lender of its obligation, if any, to pay its respective share of such unpaid amounts. No Lender shall be responsible for the failure of any other Lender to comply with this Section. All amounts due under this Section 12.06 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 12.07     Waiver of Damages.

To the fullest extent permitted by applicable Legal Requirement, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Borrowing or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 12.08     Successors and Assigns.

(a)     Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.08(b), (ii) by way of participation in accordance with the provisions of Section 12.08(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 12.08(e) or 12.08(f) and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it); provided, however, any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans being assigned at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.08(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in Section 12.08(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment in respect of the credit facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.08(b)(i)(B) and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the credit facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)     Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all “know your customer” documents reasonably requested in writing by the Administrative Agent pursuant to anti-money laundering rules and regulations, including, but without limitation, the USA Patriot Act.

(v)     No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)     Certain Additional Payments. Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to Section 12.08(c), from and after the date each Assignment and Acceptance is recorded in the Register, (1) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (2) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.01, 5.02, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.08(b)(vii) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.08(d).

(c)     Register. The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant. Subject to the last two sentences of this Section 12.08(d), Borrower agrees that each Participant shall be entitled to the benefits of, and be bound by the terms of, Sections 5.01, 5.02, 5.05, 12.04, 12.05 and 12.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.08(b); provided that such Participant (i) agrees to be subject to the provisions of Section 5.03 and Section 5.04 as if it were an assignee under Section 12.08(b); and (ii) shall not be entitled to receive any greater payment under Section 5.05 or Section 5.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.02 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Borrower shall have no liability to any Participant with respect to information provided to such Participant by a Person other than the Borrower except for information provided in writing by Borrower to the Lenders and provided by a Lender to such Participant.

(e)     Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Approved Funds. Notwithstanding anything to the contrary contained herein, any Lender that is an Approved Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Approved Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.08, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(g)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.09     Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners, and (ii) in connection with any pledge or assignment under Section 12.08(e), any Federal Reserve Bank or other central bank), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 12.09, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses including, without limitation, any information obtained from Borrower or any of the Subsidiaries in connection with Borrower’s compliance with Section 8.05 or Section 8.06 of this Agreement, other than any such information that is available to the Administrative Agent or any Lender or any of its Affiliates on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received form a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with safe and sound banking practices.

Section 12.10     Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.11     Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 12.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.13     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Borrowing or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirement, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.14     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York and the applicable laws of the United States of America except to the extent of any mandatory application of the laws of a particular jurisdiction in which Collateral that is real property is located with respect to the creation, perfection, priority and enforceability and the exercise of remedies with respect to the foreclosure of the Lien on any such real property.

Section 12.15     Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)     Submission to Jurisdiction. Each of the Borrower, the Lenders, and the other parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of the State of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)     Waiver of Venue. Each of the Borrower, the Lenders and the other parties hereto expressly and irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.02 other than by electronic mail. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 12.16     Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.17     USA Patriot Act; OFAC. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party and each shareholder of any Loan Party holding 10% or more of the outstanding common shares, which information includes the name and address of such Loan Party or equity holder of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Party or equity holder of such Loan Party in accordance with the Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls any Loan Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

Section 12.18     Integration. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 12.19     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.20     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party shall be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 12.21     Intercreditor Agreements. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it shall be bound by and shall not take any actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as second priority representative and on behalf of such Lender.

Section 12.22     Flood Insurance Provisions. Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Improved Property included in the Mortgaged Properties and no Improved Property shall be encumbered by any Security Instrument; provided, however, that (a) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any Improved Property (other than the Improved Property subject to the Existing Mortgage) shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (b) the Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist any Lien on any Improved Property except Permitted Liens.

[Remainder of this page intentionally left blank. Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:                     ABRAXAS PETROLEUM CORPORATION

By:     /s/ Steven P. Harris

Name: Steven P. Harris

Title: Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:          ANGELO GORDON ENERGY SERVICER, LLC

By:     /s/ Todd Dittmann

Name:     Todd Dittmann

Title:     Authorized Signatory

LENDER:                         ANGELO GORDON ENERGY FUNDING, LLC

ON BEHALF OF SERIES 17 AND SERIES 20

By:     /s/ Todd Dittmann

Name:     Todd Dittmann

Title:     Authorized Signatory